Exhibit 4.5

FIRST SUPPLEMENTAL INDENTURE TO INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of September 23, 2021, among MGP Finance Co-Issuer, Inc., a Delaware corporation (the “Co-Issuer”), MGM Growth Properties Operating Partnership LP, a Delaware limited partnership (the “Issuer” and, together with the Co-Issuer, the “Issuers”), the Subsidiary Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as Trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture, dated as of June 5, 2020 (as amended or supplemented as of the date hereof, the “Indenture”), providing for the issuance of 4.625% Senior Notes due 2025 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Indenture may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, subject to certain exceptions set forth in Section 9.02 (not applicable to the amendments to the Indenture to be effected by this First Supplemental Indenture), which require the affirmative consent of each Holder affected thereby;

WHEREAS, VICI Properties L.P., a Delaware limited partnership, and VICI Note Co. Inc., a Delaware corporation (together, the “VICI Issuers”), on behalf of the Issuers, have solicited from Holders of the Notes, upon the terms and subject to the conditions set forth in the offering memorandum, dated September 13, 2021 (the “Offering Memorandum”), consents (“Consents”) to the amendments of certain provisions of the Indenture as set forth in Section 4 hereof (the “Proposed Amendments”);

WHEREAS, as of the date hereof, eligible Holders of at least a majority in aggregate principal amount of the Notes (the “Consenting Holders”) have validly tendered, and not withdrawn, their Consents to the adoption of the Proposed Amendments to be effectuated by this First Supplemental Indenture in accordance with the provisions of the Indenture, and the Issuers, having received the requisite consents for the Proposed Amendments, desire to amend the Indenture as provided in this First Supplemental Indenture;

WHEREAS, in accordance with Section 9.02 of the Indenture, the Consenting Holders, by delivery of their Consents, have permitted and approved any and all conforming changes, including conforming amendments, to the Notes and any related documents and any documents appended thereto that may be required by, or as a result of, this First Supplemental Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid and binding agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done, and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects and, pursuant to Section 9.02 of the Indenture, the Issuers, the Subsidiary Guarantors and the Trustee are authorized to execute and deliver this First Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. RELATIONSHIP WITH INDENTURE. The terms and provisions contained in this First Supplemental Indenture will constitute, and are hereby expressly made, a part of the Indenture, and the Issuers, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. The Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event that any provision of this First Supplemental

Indenture expressly limits, qualifies or conflicts with a provision of the Indenture, such provision of this First Supplemental Indenture shall control.

3. EFFECTIVENESS; CONDITIONS PRECEDENT.

(a)

The Issuers and the Subsidiary Guarantors represent and warrant that each of the conditions precedent to the amendment and supplement of the Indenture (including such conditions pursuant to Article 9 of the Indenture) have been satisfied in all respects. Pursuant to Section 9.02 of the Indenture, the Consenting Holders, voting as a single class, have consented to the amendments set forth in Section 4 hereof with respect to the Notes and the Indenture and have authorized and directed the Trustee to execute this First Supplemental Indenture. The Issuers, the Subsidiary Guarantors and the Trustee are on this date executing this First Supplemental Indenture, which will become effective on the date hereof.

(b)

The amendments set forth in Section 4 hereof shall become operative, and the terms of the Indenture and the Notes shall be amended as provided for in Section 4 below, upon written notice from the Issuers to the Trustee that the VICI Issuers have made the Consent Payment (as defined in the Offering Memorandum) to each of the Consenting Holders whose Consent has been accepted by the VICI Issuers in accordance with the terms of the Offering Memorandum. If the Trustee receives written notice from the Issuers that the Consent Payment has not been made in accordance with the terms of the Offering Memorandum, this First Supplemental Indenture shall terminate immediately without any amendments contained in Section 4 hereof becoming or remaining operative, as applicable, and without the need for further action hereunder or thereunder.

4. INDENTURE AMENDMENTS. Pursuant to Section 9.02 of the Indenture, and subject to Section 3(b) of this First Supplemental Indenture, the Indenture and the Notes are hereby amended as follows:

(a)	Section 4.02 (“Maintenance of Office or Agency”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(b)	Section 4.03 (“Reports”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(c)	Section 4.04 (“Compliance Certificate”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(d)	Section 4.06 (“Restricted Payments”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(e)	Section 4.07 (“Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(f)	Section 4.08 (“Incurrence of Indebtedness”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(g)	Section 4.09 (“Asset Sales”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(h)	Section 4.10 (“Transactions with Affiliates”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(i)	Section 4.11 (“Liens”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(j)	Section 4.12 (“Corporate Existence”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(k)	Section 4.13 (“Offer to Repurchase Upon Change of Control”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(l)	Section 4.14 (“Limitation on Issuances of Guarantees by Subsidiary Guarantors”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(m)	Section 4.16 (“Restrictions on Activities of Co-Issuer”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(n)	Section 4.17 (“Master Lease”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(o)	Section 4.18 (“Future Guarantors”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(p)	Section 5.01 (“Consolidation, Merger and Sale of Assets”) of the Indenture is deleted in its entirety and replaced with “Reserved.”

(q)	Section 6.01(3) – (7) (“Events of Default”) of the Indenture are each deleted in their entirety and replaced with “Reserved.”

5. CONFORMING CHANGES. In accordance with Section 9.02 of the Indenture, the Consenting Holders, by delivery of their Consents, permitted and approved any and all conforming changes, including conforming amendments, to the Notes to which their Consents related and any related documents and any documents appended thereto that may be required by, or as a result of, this First Supplemental Indenture.

6. NOTES. The Notes, with effect on and from the date hereof, shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of the Notes consistent with the terms of the Indenture, as amended by this First Supplemental Indenture.

7. Ratification OF THE INDENTURE; FIRST SUPPLEMENTAL INDENTURE PART OF THE INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. Upon and after the execution of this First Supplemental Indenture, each reference to the Indenture or the Notes in the Indenture or the Notes shall mean and be a reference to the Indenture or the Notes as modified hereby after giving effect to this First Supplemental Indenture. The rights, protections and indemnities provided to the Trustee under the Indenture shall apply to any action (or inaction) of the Trustee in connection herewith, including in connection with the execution and delivery of this First Supplemental Indenture.

8. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

9. COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

11. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Subsidiary Guarantors.

12. SEPARABILITY CLAUSE. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13. Successors AND ASSIGNS. All covenants and agreements in this First Supplemental Indenture by the Issuers and the Subsidiary Guarantors shall bind their respective successors and assigns, whether so expressed or not.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: September 23, 2021

Issuers:

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

By:	/s/ Jessica Cunningham
Name: Jessica Cunningham Title: Secretary

MGP FINANCE CO-ISSUER, INC.

By:	/s/ Jessica Cunningham
Name: Jessica Cunningham Title: Secretary

[Signature Page to First Supplemental Indenture (2025 Notes)]

Subsidiary Guarantors:

MGP LESSOR HOLDINGS, LLC

By:	/s/ Jessica Cunningham
Name: Jessica Cunningham Title: Secretary

MGP LESSOR, LLC

By:	/s/ Jessica Cunningham
Name: Jessica Cunningham Title: Secretary

MGP LESSOR II, LLC

By:	/s/ Jessica Cunningham
Name: Jessica Cunningham Title: Secretary

MGP YONKERS REALTY SUB, LLC

By:	/s/ Jessica Cunningham
Name: Jessica Cunningham Title: Secretary

YRL ASSOCIATES, L.P.

By: MGP Lessor, LLC Its: General Partner

By:	/s/ Jessica Cunningham
Name: Jessica Cunningham Title: Secretary

[Signature Page to First Supplemental Indenture (2025 Notes)]

Trustee:

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Joshua A. Hahn
Authorized Signatory

[Signature Page to First Supplemental Indenture (2025 Notes)]